Exhibit 99.1

Commercial Barge Line Company Announces Results for Third Quarter 2012

Highlights

•

Adjusted EBITDAR for the trailing twelve month period ended September 30, 2012 was $229.5 million, including a year-to-date adjustment of $26.7 million for weather-related costs — a 31.7% increase over Adjusted EBITDAR for the year ended December 31, 2011.

•	Adjusted EBITDAR of $55.1 million for the current quarter, including an adjustment of $24.2 million for weather-related costs, increased 14.5% from prior year quarter.

•	Operating income of $7.1 million in the current quarter was down $4.7 million but up $59.6 million for the nine months ended September 30, 2012 compared to the comparable prior year periods.

•	Strong liquidity with $169.7 million in available borrowing capacity.

JEFFERSONVILLE, IN November 1, 2012 Commercial Barge Line Company (the “Company,”) today announced results for the quarter and nine months ended September 30, 2012. Revenues for the current quarter decreased 27.9% over the prior year’s third quarter to $166.9 million reflecting the challenging operating conditions on the Mississippi River resulting from the current year’s extraordinary drought. Revenues for the current nine month period were relatively flat versus the prior nine month period at $603.7 million. For the current quarter, Adjusted EBITDAR, which reflects adjustments for losses associated with the current operating conditions, was $55.1 million, a 14.5% increase from $48.1 million for the prior quarter. Adjusted EBITDAR for the third quarter 2012 reflects $24.2 million of the adjustment related to lower revenue and higher costs incurred as a result of the drought. On a trailing-twelve month basis, Adjusted EBITDAR was $229.5 million, an increase of 31.7% over Adjusted EBITDAR of $174.3 million for the year ended December 31, 2011.

Commenting on the results, Mark Knoy, President and Chief Executive Officer, stated, “The low water levels on the Mississippi River and the extreme drought conditions during the third quarter have resulted in some of the most challenging conditions our industry has experienced in nearly a half century in terms of severity, duration and the impact on the agriculture industry. Current operating conditions and the drought’s impact on what had previously been expected to be an all-time record US corn harvest have led to lower revenues and higher costs in the short-term. Initial USDA forecasts, had suggested harvest levels that would have resulted in corn exports through the Gulf at levels nearly twice what we currently expect them to be. In those conditions, the $21 million of revenue we actually realized in grain transport during the third quarter would have been significantly improved.”

Mr. Knoy went on to say, “While the current quarter’s events have set the industry back in the near-term, transportation of commodities via the inland waterways continues to be the most cost effective and environmentally friendly mode of transport and we believe the fundamentals of our business are strong. Industry sources project an increase in demand for covered hopper transport during 2013, after adjusting for the effect of the 2012 drought, increasing pressure on barge availability and rates. In addition, we remain optimistic that the operating improvements we achieved over the past several quarters will continue to drive sustainable positive momentum in our financial performance when river conditions return to more normal levels. We are also pleased with the continued opportunities that we are experiencing in the liquid market. In the near-term, we are maintaining our focus on operating efficiencies and taking additional actions to mitigate the impact of the current environment on our liquidity and financial performance.”

Segment Revenues

Transportation segment revenues decreased 20.3% to $156.6 million while total affreightment ton-mile volume decreased 25.2% to 6.2 billion ton-miles in the current quarter. The average number of barges in affreightment service declined by 19.5% from prior year, accounting for a significant portion of this reduction. Low water conditions during the quarter also led to reduced loading drafts and increases in transit delays, resulting in fewer tons per barge loading and a reduced fleet turn in our dry cargo sector. These conditions directly resulted in a reduction in Transportation segment revenues of approximately $19.2 million and a decline of 842 million ton-miles, or approximately 10%, during the quarter. Export coal volumes increased approximately 70% for the quarter compared to prior year; however, rates somewhat offset this improvement as they declined 10.6% from prior year. The reduced grain harvest and drought related operating conditions led to fewer dry hopper barges deployed and lower tons per barge loaded. As a result, grain shipments declined from prior year by 32.6% and rates on grain shipments were down 11.3% from prior year.

Total liquid revenues increased by $2.3 million driven by a 30% increase in our dedicated petroleum services in the Gulf coast region, partially offset by a slight decline in chemical transportation services up river. Operating conditions had less negative impact on the Company’s liquid transportation sector as these barges normally operate at much lower drafts than is required by dry cargo barges. Rates on liquid transport increased by 3.7% for the quarter compared to prior year.

Manufacturing segment revenues decreased 70.7% to $10.3 million, as 18 barges were sold to third-parties compared to 63 sold in the prior year quarter. This decline is attributable to the shift of a significant portion of the manufacturing segment’s capacity to the production of barges for the transportation segment during the third quarter, as 15 new liquid barges and 35 new dry hopper barges were placed in service in the current quarter compared to two oversize liquid tank barges and 30 dry hopper barges in the prior year quarter.

Transportation segment revenues were down slightly at $513.1 million for the nine month period, with the third quarter revenue losses associated with the drought diminishing an otherwise solid year-over-year performance despite a difficult pricing environment. Total affreightment ton-mile volume decreased 4.6% to 21.7 billion ton-miles, produced with an affreightment barge fleet that was 17.3% smaller. After giving consideration to the estimated impact of the third quarter drought conditions discussed above, total ton-miles declined less than 1% for the year-to-date period.

Manufacturing segment revenues for the current nine month period increased 3.4% to $90.6 million, with 162 total barges sold to third parties in both the current and prior year nine month periods.

Operating Results

Operating income decreased by $4.7 million compared to the prior year quarter, reflecting the degradation in Mississippi River operating conditions experienced during the quarter. These losses were partially offset by a one-time gain of $11.4 million recognized on the resolution of an insurance claim related to a terminal damaged in the 2011 flood. For the quarter, the Company reported a net loss of $0.3 million. For the nine month period, operating income and net income rose $59.6 million and $35.6 million, respectively.

Adjusted EBITDAR for the three and nine months ended September 30, 2012 includes adjustments to reflect the impact of the challenging operating conditions on the Mississippi River experienced as a result of the current drought. These adjustments were estimated by comparing the Company’s actual operating performance metrics to those that were achieved during the months leading up to the drought period. The impact related to the drought is attributable to the following factors:

•

Reduction in Tons per Load: Extremely low Mississippi River levels limited the amount of cargo that could be carried due to reduced drafts. On average, the Company’s dry cargo tons per barge declined by nearly 7% during the quarter compared to levels that were achieved prior to the drought. This decline in tons transported resulted in a reduction in EBITDAR of $9.8 million for the quarter and $10.9 million year-to-date.

•

Reduction in Barges per Tow: The number of barges per tow was reduced along the Mississippi River in the most seriously impacted river segments between St. Louis and Vicksburg as part of an industry-wide agreement aimed at controlling disruptions to the flow of traffic on the river. As a result, the Company required more tow boats in service to deliver the same equivalent amount of freight based upon number of barges per tow. The cost of this excess towing capacity during the third quarter was $5.9 million and $6.0 million year-to-date.

•

Reduction in Asset Turns: River conditions led to more traffic disruptions on the Mississippi River south of St. Louis, resulting in a reduced turn of fleet assets. As a result, the Company was required to use more tow boat power to deliver booked freight during the quarter and the slower turn also impacted the number of revenue earning days on the barge fleet. The impact of these incremental costs and lost margin totaled $8.5 million during the quarter and $9.8 million year-to-date.

In addition, Adjusted EBITDAR for the quarter has been adjusted to eliminate the gain realized on the insurance settlement discussed earlier of $11.4 million given its non-recurring nature.

After consideration of the adjustments discussed above, Adjusted EBITDAR was $55.1 million, a 14.5% increase over $48.1 million for the prior quarter. This increase over prior year can be attributed to improved boat productivity and other operating costs of $2.3 million, reduced repairs and maintenance costs of $6.7 million, increased gains on the sale of barges of $4.3 million and reduced compensation costs of $1.5 million, partially offset by lost margin on lower net affreightment volumes of $2.6 million and pricing of $1.8 million.

For the current nine month period, Adjusted EBITDAR was $169.3 million, a 48.5% increase over $114.0 million for the prior nine month period. On a trailing-twelve month basis, Adjusted EBITDAR was $229.5 million, an increase of 31.7% over Adjusted EBITDAR of $174.3 million for the year ended December 31, 2011.

Outlook

Commenting on the Company’s outlook, Mr. Knoy said, “Operating conditions on the Mississippi River below St. Louis continue to impact our operating efficiencies at levels comparable to what we experienced during the third quarter. We cannot predict how long we will face these conditions but we will continue to tightly control expenses and maintain the safety of our employees, our equipment, the environment and our customers’ cargoes until conditions improve.

“We continue to see opportunities in the energy sector, as US coal exports are strong and North American oil production continues to rise. Tank barge capacity in the industry continues to be in tight supply and we are exploring a number of strategies that we believe will take advantage of these market dynamics. However, a number of factors will impact the dry cargo market for the remainder of 2012 and into next year. Coal demand at domestic utilities remains sluggish as a result of high inventories and coal’s recent competitive disadvantage to natural gas and increased emissions regulations. This reduced demand has led to pricing pressure for open-top barge freight in the US and we expect that dynamic to continue. In addition, the drought had a significant negative impact on this year’s grain harvest, which is reducing projected grain exports to levels not seen since the mid-1990s. As a result, we expect that demand for grain transport in the coming months will be significantly reduced from demand in the prior year. Finally, the overall economic conditions in the United States have resulted in reduced industrial demand for our dry cargo services.”

Mr. Knoy went on to say, “We are responding to these conditions by remaining very focused on operating efficiencies, including maintaining our network density and tight coordination of multiple freight movements to minimize non-revenue generating activities. In addition, we continue to review our previously announced capital spending plan to ensure that we are deploying our new investments to those opportunities that present the best returns.”

Liquidity and Debt Position

At September 30, 2012, we had total long-term debt of $444.0 million, including $200.0 million related to the 2017 Notes, $25.0 million in unamortized premium recorded at the Acquisition-date to recognize their fair value, and $219.0 million drawn on our Credit Facility. At this level of debt, we had $169.7 million in remaining availability under our Credit Facility. The Credit Facility has no maintenance financial covenants unless borrowing availability is less than $48.8 million. At September 30, 2012, debt levels were $120.9 million above this threshold.

As of September 30, 2012, the present value of lease payments associated with revenue generating equipment was $45.5 million. Including the present value of these lease payments and excluding the unamortized premium on the 2017 Notes, the Company’s total funded net long-term debt was $464.5 million as of September 30, 2012. The ratio of funded net debt to Adjusted EBITDAR for the trailing twelve months ended September 30, 2012 was 2.0 times, reflecting an improvement from 2.3 times as of December 31, 2011.

About the Company

Commercial Barge Line Company, headquartered in Jeffersonville, Indiana, is an integrated marine transportation and service company operating in the United States Jones Act trades. For more information about the Company, visit the Company’s website at http://www.aclines.com/.

Non-GAAP Measures

Adjusted EBITDAR is a non-GAAP financial measure that the Company believes provides investors with a useful tool for analyzing its operating results as it eliminates the impact of certain non-comparable items and discontinued operations. The Company has included a reconciliation of its financial results to Adjusted EBITDAR elsewhere in this release.

Forward-Looking Statements

This release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to risks, uncertainty and changes in circumstance. Important factors could cause actual results to differ materially from those expressed or implied by the forward-looking statements and should be considered in evaluating the outlook of Commercial Barge Line Company. Risks and uncertainties are detailed from time to time in Commercial Barge Line Company’s filings with the SEC, including our report on Form 10-K for the year ended December 31, 2011. Commercial Barge Line Company is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of changes, new information, subsequent events or otherwise.

COMMERCIAL BARGE LINE COMPANY

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited - In thousands)

	Three Months Ended September 30, 2012	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011
Revenues
Transportation and Services	$156,588	$196,350	$513,057	$520,793
Manufacturing	10,297	35,086	90,636	87,640

Revenues	166,885	231,436	603,693	608,433

Cost of Sales
Transportation and Services	138,232	172,372	447,389	498,302
Manufacturing	9,607	34,932	81,247	86,377

Cost of Sales	147,839	207,304	528,636	584,679

Gross Profit	19,046	24,132	75,057	23,754
Selling, General and Administrative Expenses	11,923	12,276	34,623	42,966

Operating Income (Loss)	7,123	11,856	40,434	(19,212)

Other Expense (Income)
Interest Expense	7,874	7,553	23,185	22,645
Other, Net	(181)	(188)	(484)	(532)

Other Expense	7,693	7,365	22,701	22,113

(Loss) Income from Continuing Operations Before Income Taxes	(570)	4,491	17,733	(41,325)
Income Taxes (Benefit)	(273)	(486)	6,659	(16,784)

(Loss) Income from Continuing Operations	(297)	4,977	11,074	(24,541)
Discontinued Operations, Net of Tax	—	85	26	122

Net (Loss) Income	$(297)	$5,062	$11,100	$(24,419)

COMMERCIAL BARGE LINE COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current Assets
Cash and Cash Equivalents	$2,667	$938
Accounts Receivable, Net	77,700	87,368
Inventory	62,318	62,483
Prepaid and Other Current Assets	37,299	27,310

Total Current Assets	179,984	178,099
Properties, Net	982,060	935,576
Investment in Equity Investees	6,619	6,470
Accounts Receivable, Related Parties, Net	12,558	12,021
Goodwill	17,692	17,692
Other Assets	37,590	45,521

Total Assets	$1,236,503	$1,195,379

LIABILITIES
Current Liabilities
Accounts Payable	$39,123	$48,653
Accrued Payroll and Fringe Benefits	14,273	20,035
Deferred Revenue	15,252	15,251
Accrued Claims and Insurance Premiums	12,340	13,823
Other Current Liabilities	41,840	41,977

Total Current Liabilities	122,828	139,739
Long Term Debt	443,979	384,225
Pension and Post Retirement Liabilities	62,526	67,531
Deferred Tax Liability	180,665	178,602
Other Long Term Liabilities	35,746	46,335

Total Liabilities	845,744	816,432

SHAREHOLDER’S EQUITY
Other Capital	424,432	424,932
Retained Deficit	(9,727)	(20,826)
Accumulated Other Comprehensive Loss	(23,946)	(25,159)

Total Shareholder’s Equity	390,759	378,947

Total Liabilities and Shareholder’s Equity	$1,236,503	$1,195,379

COMMERCIAL BARGE LINE COMPANY

NET INCOME (LOSS) TO ADJUSTED EBITDA AND EBITDAR RECONCILIATION

( Unaudited - Dollars in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012		2011
Consolidated Net Income (Loss)	$(297)	$5,062	$11,100		$(24,419)
Less Discontinued Operations, Net of Income Taxes	—	85	26		122

Net (Loss) Income from Continuing Operations	(297)	4,977	11,074		(24,541)

Adjustments from Continuing Operations:
Interest Income	—	(4)	(5)		(162)
Interest Expense	7,874	7,553	23,185		22,645
Depreciation and Amortization	26,148	26,626	80,353		82,020
Taxes	(273)	(486)	6,659		(16,784)

EBITDA from Continuing Operations	33,452	38,666	121,266		63,178

Adjustments from Continuing Operations for EBITDAR:
Long-term Boat and Barge Rents	3,822	3,873	11,592		11,550

EBITDAR from Continuing Operations	37,274	42,539	132,858		74,728

Adjustments from Discontinued Operations:
Interest Income	—	—	—		(18)
Depreciation and Amortization	—	23	—		61

EBITDA from Discontinued Operations	—	108	26		165

Adjustments from Discontinued Operations for EBITDAR:

EBITDAR from Discontinued Operations	—	108	26		165

Consolidated EBITDAR	$37,274	$42,647	$132,884		$74,893

Other Adjustments to EBITDAR
Other Non-cash or Non-comparable charges included in net income:

Continuing Ops
Share based compensation and restructuring	$21	$943	$234		$4,586
Other restructuring/acqusition-related costs and consulting	3,887	3,455	9,671		14,994
Other non-cash impacts of purchase accounting	(2,028)	(730)	(6,084)		(1,952)
Purchase accounting impact on boat/barge gains	2,866	559	28,311		3,688
Gain on excess boat sales	335	—	(10,943)		—
Insurance gain on 2011 flood claims	(11,442)	—	(11,442)		—
Drought, flood and other costs	24,164	1,325	26,714	(A)	17,943

Total Continuing Ops	17,803	5,552	36,461		39,259

Adjusted EBITDAR from Continuing Ops	55,077	48,091	169,319		113,987

Discontinued Ops
Merger Related and Consulting Expenses	—	—	—		20

Total Discontinued	—	—	—		20

Adjusted EBITDAR form Discontinued Ops	—	108	26		185

Adjusted Consolidated EBITDAR	$55,077	$48,199	$169,345		$114,172

(A)	In order to provide a comprehensive estimate of the total drought effect, we have included $2,550 of drought related impact, incurred in June, in the nine months ended September 30, 2012. This amount was not included in adjusted EBITDAR in the second quarter 10Q filed on August 14, 2012 as materiality and duration of the drought were not known at that time.

COMMERCIAL BARGE LINE COMPANY

Statement of Operating Income by Reportable Segment

(Dollars in thousands)

(Unaudited)

	Reportable Segments		Intersegment
	Transportation	Manufacturing	Eliminations	Total
Three Months ended September 30, 2012
Total revenue	$156,727	$47,182	$(37,024)	$166,885
Less Intersegment revenues	139	36,885	(37,024)	—

Revenue from external customers	156,588	10,297	—	166,885
Operating expense
Materials, supplies and other	38,374	—	—	38,374
Rent	6,646	—	—	6,646
Labor and fringe benefits	28,262	—	—	28,262
Fuel	38,161	—	—	38,161
Depreciation and amortization	25,719	—	—	25,719
Taxes, other than income taxes	2,684	—	—	2,684
Gain on disposition of equipment	(1,614)	—	—	(1,614)
Cost of goods sold	—	9,607	—	9,607

Total cost of sales	138,232	9,607	—	147,839
Selling, general & administrative	11,059	864	—	11,923

Total operating expenses	149,291	10,471	—	159,762

Operating income	$7,297	$(174)	$—	$7,123

Three Months ended September 30, 2011
Total revenue	$196,694	$56,907	$(22,165)	$231,436
Less Intersegment revenues	344	21,821	(22,165)	—

Revenue from external customers	196,350	35,086	—	231,436
Operating expense
Materials, supplies and other	63,391	—	—	63,391
Rent	6,960	—	—	6,960
Labor and fringe benefits	28,875	—	—	28,875
Fuel	45,347	—	—	45,347
Depreciation and amortization	24,645	—	—	24,645
Taxes, other than income taxes	3,094	—	—	3,094
Gain on disposition of equipment	60	—	—	60
Cost of goods sold	—	34,932	—	34,932

Total cost of sales	172,372	34,932	—	207,304
Selling, general & administrative	11,823	453	—	12,276

Total operating expenses	184,195	35,385	—	219,580

Operating income	$12,155	$(299)	$—	$11,856

COMMERCIAL BARGE LINE COMPANY

Statement of Operating Income by Reportable Segment

(Dollars in thousands)

(Unaudited)

	Reportable Segments		Intersegment Eliminations	Total
	Transportation	Manufacturing
Nine Months ended September 30, 2012
Total revenue	$513,489	$153,233	$(63,029)	$603,693
Less Intersegment revenues	432	62,597	(63,029)	—

Revenue from external customers	513,057	90,636	—	603,693
Operating expense
Materials, supplies and other	146,209	—	—	146,209
Rent	20,073	—	—	20,073
Labor and fringe benefits	85,084	—	—	85,084
Fuel	120,960	—	—	120,960
Depreciation and amortization	76,019	—	—	76,019
Taxes, other than income taxes	8,545	—	—	8,545
Gain on disposition of equipment	(9,501)	—	—	(9,501)
Cost of goods sold	—	81,247	—	81,247

Total cost of sales	447,389	81,247	—	528,636
Selling, general & administrative	31,591	3,032	—	34,623

Total operating expenses	478,980	84,279	—	563,259

Operating income	$34,077	$6,357	$—	$40,434

Nine Months ended September 30, 2011
Total revenue	$521,674	$121,488	$(34,729)	$608,433
Less Intersegment revenues	881	33,848	(34,729)	—

Revenue from external customers	520,793	87,640	—	608,433
Operating expense
Materials, supplies and other	181,647	—	—	181,647
Rent	20,924	—	—	20,924
Labor and fringe benefits	84,801	—	—	84,801
Fuel	126,919	—	—	126,919
Depreciation and amortization	76,072	—	—	76,072
Taxes, other than income taxes	9,207	—	—	9,207
Gain on disposition of equipment	(1,268)	—	—	(1,268)
Cost of goods sold	—	86,377	—	86,377

Total cost of sales	498,302	86,377	—	584,679
Selling, general & administrative	41,505	1,461	—	42,966

Total operating expenses	539,807	87,838	—	627,645

Operating income	$(19,014)	$(198)	$—	$(19,212)